Exhibit 99.1

Intel Reports First-Quarter Results

  First-Quarter Revenue $7.1 Billion, Down 13 Percent Sequentially
  Gross Margin 46 Percent, Down 7 Points Sequentially
  Operating Income $670 Million, Down 56 Percent Sequentially
  Quarterly Net Income $647 Million; EPS 11 Cents

SANTA CLARA, Calif.--(BUSINESS WIRE)--April 14, 2009--Intel Corporation today reported first-quarter revenue of $7.1 billion, operating income of $670 million, net income of $647 million and earnings per share (EPS) of 11 cents.

“We believe PC sales bottomed out during the first quarter and that the industry is returning to normal seasonal patterns," said Paul Otellini, Intel president and CEO. “Intel has adapted well to the current economic environment and we’re benefiting from disciplined execution and agility. We’re delivering a product portfolio that meets the needs of the changing market, spanning affordable computing to high-performance, energy-efficient computing."

Quarterly Results Summary
	Q1 2009	vs. Q1 2008	vs. Q4 2008
Revenue	$7.1 billion	-26%	-13%
Operating Income	$670 million	-68%	-56%
Net Income	$647 million	-55%	+176%
EPS	11 cents	-56%	+175%
Q4 2008 results included a net loss from equity investments of $1.1 billion, primarily due to a billion-dollar reduction in the carrying value of the company’s investments in Clearwire.

Key Financial Information

  Microprocessor units were lower versus the fourth quarter.
  Revenue from Intel® Atom™ microprocessors and chipsets was $219 million, down 27 percent sequentially.
  The average selling price (ASP) for all microprocessors was approximately flat sequentially.
  Excluding shipments of Intel Atom microprocessors, the ASP was approximately flat sequentially.
  Gross margin of 45.6 percent was lower than 53.1 percent in the fourth quarter. The decrease was primarily due to higher factory underutilization charges and startup costs.
  Inventories were reduced by approximately $700 million in the first quarter.
  Spending was $2.5 billion, consistent with the company’s expectation.
  Restructuring and asset impairment charges were $74 million, lower than the expectation of $160 million.
  The net loss from equity investments and interest and other was $18 million, lower than the expectation of a $130-million loss, primarily due to a strengthening market for certain debt instruments at the end of the first quarter.
  The effective tax rate was 1 percent, lower than the expectation of approximately 27 percent, driven primarily by settlement of various federal and state tax matters related to prior years and a higher percentage of profits in lower tax jurisdictions.

Business Outlook

Intel’s Business Outlook does not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after April 13. Current uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters and makes it more likely that Intel’s actual results could differ materially from expectations. Consequently, the company is providing less quantitative guidance than in previous quarters.

Q2 2009:

  Due to continued economic uncertainty and limited visibility, Intel is not providing a revenue outlook at this time. For internal purposes, the company is currently planning for revenue approximately flat to the first quarter.
  Gross margin percentage: Expected to be in the mid-40s.
  Spending (R&D plus MG&A): Approximately flat to the first quarter.
  Restructuring and asset impairment charges: Approximately $115 million.
  Net loss from equity investments and interest and other: Approximately $150 million.
  Depreciation: Approximately $1.2 billion.

Full-Year 2009:

  Spending (R&D plus MG&A): Between $10.4 billion and $10.6 billion, unchanged.
  Capital spending: Expected to be slightly down from 2008.
  Depreciation: $4.8 billion plus or minus $100 million, unchanged.
  Tax rate: Approximately 24 percent for the second, third and fourth quarters.

Status of Business Outlook

During the quarter, Intel’s corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. From the close of business on May 29 until publication of the company’s second-quarter earnings release, Intel will observe a “Quiet Period” during which the Business Outlook disclosed in the company’s press releases and filings with the SEC should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to an update by the company.

Risk Factors

The above statements and any others in this document that refer to plans and expectations for the second quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the corporation’s expectations.

  Current uncertainty in global economic conditions pose a risk to the overall economy as consumers and businesses may defer purchases in response to tighter credit and negative financial news, which could negatively affect product demand and other related matters. Consequently, demand could be different from Intel's expectations due to factors including changes in business and economic conditions, including conditions in the credit market that could affect consumer confidence; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.
  Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of new Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.
  The gross margin percentage could vary significantly from expectations based on changes in revenue levels; capacity utilization; start-up costs; excess or obsolete inventory; product mix and pricing; variations in inventory valuation, including variations related to the timing of qualifying products for sale; manufacturing yields; changes in unit costs; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs.

  Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.
  The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.
  The recent financial crisis affecting the banking system and financial markets and the going concern threats to investment banks and other financial institutions have resulted in a tightening in the credit markets, a reduced level of liquidity in many financial markets, and extreme volatility in fixed income, credit and equity markets. There could be a number of follow-on effects from the credit crisis on Intel’s business, including insolvency of key suppliers resulting in product delays; inability of customers to obtain credit to finance purchases of our products and/or customer insolvencies; counterparty failures negatively impacting our treasury operations; increased expense or inability to obtain short-term financing of Intel’s operations from the issuance of commercial paper; and increased impairments from the inability of investee companies to obtain financing. Gains or losses from equity securities and interest and other could also vary from expectations depending on gains or losses realized on the sale or exchange of securities; gains or losses from equity method investments; impairment charges related to debt securities as well as equity and other investments; interest rates; cash balances; and changes in fair value of derivative instruments. The current volatility in the financial markets and overall economic uncertainty increases the risk that the actual amounts realized in the future on our debt and equity investments will differ significantly from the fair values currently assigned to them.
  The majority of our non-marketable equity investment portfolio balance is concentrated in companies in the flash memory market segment, and declines in this market segment or changes in management’s plans with respect to our investments in this market segment could result in significant impairment charges, impacting restructuring charges as well as gains/losses on equity investments and interest and other.
  Intel's results could be impacted by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.
  Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-K for the fiscal year ended Dec. 27, 2008. The company’s revenue plan noted above under “Business Outlook” is a statement as of this date, is not a part of Outlook, and is not subject to updating by the company in the period prior to the Quiet Period.

Earnings Webcast

Intel will hold a public webcast at 2:30 p.m. PDT today on its Investor Relations Web site at www.intc.com. A webcast replay and MP3 download will also be made available on the site.

Intel (NASDAQ:INTC), the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com

Intel, the Intel logo and Intel Atom are trademarks of Intel Corporation in the United States and other countries.

* Other names and brands may be claimed as the property of others.

INTEL CORPORATION
CONSOLIDATED SUMMARY INCOME STATEMENT DATA
(In millions, except per share amounts)

	Three Months Ended
	Mar. 28,	Mar. 29,
	2009	2008
NET REVENUE	$7,145	$9,673
Cost of sales	3,884	4,466
GROSS MARGIN	3,261	5,207

Research and development	1,317	1,467
Marketing, general and administrative	1,200	1,349
Restructuring and asset impairment charges	74	329
OPERATING EXPENSES	2,591	3,145
OPERATING INCOME	670	2,062
Gains (losses) on equity investments, net	(113)	(59)
Interest and other, net	95	168
INCOME BEFORE TAXES	652	2,171
Provision for taxes	5	728
NET INCOME	$647	$1,443

BASIC EARNINGS PER COMMON SHARE	$0.12	$0.25
DILUTED EARNINGS PER COMMON SHARE	$0.11	$0.25

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	5,573	5,787
DILUTED	5,634	5,879

INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA
(In millions)

	Mar. 28,	Dec. 27,
	2009	2008[1]
CURRENT ASSETS
Cash and cash equivalents	$3,536	$3,350
Short-term investments	4,256	5,331
Trading assets	2,807	3,162
Accounts receivable, net	2,086	1,712
Inventories:
Raw materials	380	608
Work in process	1,448	1,577
Finished goods	1,217	1,559
	3,045	3,744
Deferred tax assets	1,337	1,390
Other current assets	1,070	1,182
TOTAL CURRENT ASSETS	18,137	19,871

Property, plant and equipment, net	17,815	17,574
Marketable equity securities	412	352
Other long-term investments	2,513	2,924
Goodwill	3,932	3,932
Other long-term assets	5,615	5,819
TOTAL ASSETS	$48,424	$50,472

CURRENT LIABILITIES
Short-term debt	$31	$102
Accounts payable	1,669	2,390
Accrued compensation and benefits	1,134	2,015
Accrued advertising	738	807
Deferred income on shipments to distributors	468	463
Other accrued liabilities	2,253	2,041
TOTAL CURRENT LIABILITIES	6,293	7,818

Long-term income taxes payable	662	736
Long-term debt	1,170	1,185
Other long-term liabilities	1,217	1,187
Stockholders' equity:
Preferred stock	-	-
Common stock and capital in excess of par value	13,845	13,402
Accumulated other comprehensive income (loss)	(390)	(393)
Retained earnings	25,627	26,537
TOTAL STOCKHOLDERS' EQUITY	39,082	39,546
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$48,424	$50,472

[1]	As adjusted due to the implementation of FSP APB 14-1“Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”

INTEL CORPORATION
SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
(In millions)

	Q1 2009	Q4 2008	Q1 2008
GEOGRAPHIC REVENUE:
Asia-Pacific	$3,647	$4,062	$4,788
	51%	49%	50%
Americas	$1,510	$1,555	$2,016
	21%	19%	21%
Europe	$1,273	$1,629	$1,863
	18%	20%	19%
Japan	$715	$980	$1,006
	10%	12%	10%

CASH INVESTMENTS:
Cash and short-term investments	$7,792	$8,681	$10,876
Trading assets - debt securities (1)	2,521	2,863	2,362
Total cash investments	$10,313	$11,544	$13,238

TRADING ASSETS:

Trading assets - equity securities offsetting deferred compensation (2)	$286	$299	$454
Total trading assets - sum of 1+2	$2,807	$3,162	$2,816

SELECTED CASH FLOW INFORMATION:
Depreciation	$1,208	$1,157	$1,102
Share-based compensation	$213	$192	$219
Amortization of intangibles	$62	$62	$63
Capital spending	($1,509)	($1,765)	($907)
Investments in non-marketable equity instruments	($41)	($1,127)	($213)
Stock repurchase program	-	-	($2,500)
Proceeds from sales of shares to employees, tax benefit & other	$247	$2	$475
Dividends paid	($779)	($778)	($739)

EARNINGS PER SHARE INFORMATION:
Weighted average common shares outstanding - basic	5,573	5,562	5,787
Dilutive effect of employee equity incentive plans	10	10	41
Dilutive effect of convertible debt	51	51	51
Weighted average common shares outstanding - diluted	5,634	5,623	5,879

STOCK BUYBACK:
Shares repurchased	-	-	122
Cumulative shares repurchased (in billions)	3.3	3.3	3.1
Remaining dollars authorized for buyback (in billions)	$7.4	$7.4	$12.0

OTHER INFORMATION:
Employees (in thousands)	82.5	83.9	84.6

INTEL CORPORATION
SUPPLEMENTAL OPERATING RESULTS AND OTHER INFORMATION
($ in millions)

	Three Months Ended
OPERATING SEGMENT INFORMATION:	Q1 2009	Q4 2008	Q1 2008
Digital Enterprise Group
Microprocessor revenue	3,258	3,665	4,236
Chipset, motherboard and other revenue	751	835	1,205
Net revenue	4,009	4,500	5,441
Operating income	703	1,221	1,763

Mobility Group
Microprocessor revenue	2,188	2,584	2,726
Chipset and other revenue	726	917	943
Net revenue	2,914	3,501	3,669
Operating income	267	934	1,166

All Other
Net revenue	222	225	563
Operating loss	(300)	(616)	(867)

Total
Net revenue	7,145	8,226	9,673
Operating income	670	1,539	2,062